EXHIBIT 12.1
                                                                    ------------

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

                                                                            YEAR ENDED DECEMBER 31,
                                                          1997          1998         1999         2000         2001
                                                        --------      --------     --------     --------     --------
Earnings:
Income (loss) before income taxes                       $ (3,367)     $  6,334     $ 20,151     $ 47,499     $ 50,645
Fixed Charges per below                                    2,609         5,420       12,142       29,453       31,093
Less:  Capitalized interest per below                       --            --           --              8          213
Current period amortization of interest capitalized
  in prior periods                                          --            --           --           --           --
                                                        --------      --------     --------     --------     --------
Total Earnings                                          $   (758)     $ 11,754     $ 32,293     $ 76,944     $ 81,525
                                                        ========      ========     ========     ========     ========

Fixed Charges and Preferred Stock Dividends:
Interest expense                                        $  1,957      $  3,458     $ 11,531     $ 28,705     $ 30,045
Capitalized interest                                        --            --           --              8          213
Interest portion of rent expense                              63           197          611          740          835
Preferred dividend requirements                              589         1,765         --           --           --
                                                        --------      --------     --------     --------     --------
Total Fixed Charges and Preferred Stock Dividends       $  2,609      $  5,420     $ 12,142     $ 29,453     $ 31,093
                                                        ========      ========     ========     ========     ========

Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock                                       --             2.2          2.7          2.6          2.6
                                                        ========      ========     ========     ========     ========

Dollar Amount of Deficiency Below 1.0                   $  3,367           N/A          N/A          N/A          N/A
                                                        ========      ========     ========     ========     ========